Dr. Phillip Frost Increases Stake in Sagebrush Gold

DENVER, CO, February 21, 2012 (GLOBE NEWSWIRE) -- Sagebrush Gold, Ltd. (OTCBB:SAGE.OB) (“Sage” or the "Company") announced that Dr. Phillip Frost and another existing investor increased their investments in Sage by a combined $5,000,000, including the purchase of $4,000,000 outstanding debt from Platinum Long Term Growth LLC (“Platinum”) and Lakewood Group LLC (“Lakewood”) and a $1,000,000 investment in Series D Convertible stock.  Platinum and Lakewood originally held $8,000,000 in senior secured convertible promissory notes (the "Notes") issued by Sage on August 30, 2011.  In connection with the purchases, the Company extended the maturity of all of the Notes, which now come due in 24 months, and waived the prepayment penalty in certain circumstances.  Sage also repaid $1,000,000 of the Notes.

Each share of Series D preferred stock is exercisable at $0.40 per share, accrues a cumulative 9% dividend, and is convertible into 1 share of Sage Common Stock.

Sage’s Executive Chairman and CEO, Stephen D. Alfers, commented, “It speaks volumes when such a renowned investor as Dr. Phillip Frost continues to increase his stake in Sagebrush Gold.  This demonstrates his confidence in the team we are building to carry out the vision we have laid out for Sage.  We are eager to move forward with our exploration and acquisition plans in the coming months and believe the continued support by our biggest and most prominent investors should excite all current Sage shareholders.”

About Sagebrush Gold, Ltd.

Sagebrush Gold, Ltd. is a junior gold exploration company focused on seeking out and developing significant gold exploration and development targets in Nevada.

Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities; maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, and each subsequently filed Current Report on Form 8-K. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

David Rector, President
877-705-9357

Email: info@sagebrushgold.com
www.SagebrushGold.com